UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) March 27, 2009
MYERS INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Ohio	1-8524	34-0778636

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH	44301

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (330) 253-5592

(Former name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
     On March 27, 2009 the Company issued a press release announcing its plant closure and on March 30, 2009 the Company issued a press release announcing its optimization program. Copies of these press releases are included as Exhibits 99.1 and 99.2 to this report.
Item 8.01. Other Events
     On March 27, 2009 the Company announced that it is closing its Fostoria, Ohio manufacturing facility in the Company’s Automotive and Custom Segment. Current operations will be shifted to the Company’s larger manufacturing facilities in that segment. The closure is expected to be completed during the second quarter and the Company will put the facility up for sale. Approximately 50 employees will be terminated in connection with this closure. The Company expects to record net pre-tax expenses of approximately $1.5 million in connection with this plant closure of which approximately $450,000 will be employee-related costs. The Company anticipates that approximately 20% of its expenses will be cash expenses, which it expects to recoup within six months.
     On March 30, 2009 the Company announced that it is initiating a manufacturing optimization program in its Material Handling Segment. This program is aimed at reducing costs, increasing competitive positioning and enhancing long-term operating performance. In connection with this program the Company expects to incur pre-tax cash expenses of approximately $5 to $7 million in 2009.
Item 9.01. Financial Statements and Exhibits

99.1	Press Release by the Company dated March 27, 2009

99.2	Press Release by the Company dated March 30, 2009

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc.
(Registrant)
DATE March 31, 2009	By:	/s/ Donald A. Merril
Donald A. Merril
Vice President, Chief Financial Officer and Corporate Secretary